Free Writing Prospectus
Filed Pursuant to Rule 433
Dated March 15, 2017
Registration Statement Nos. 333-205553 and 333-205553-04

BMW Vehicle Lease Trust 2017-1 (BMWLT) *PRICING DETAILS*

$1b BMW Vehicle Lease Trust (BMWLT)  2017-1

Jt-Leads	:	Barc (str), Citi, Credit Ag
Co-Mgrs	:	BNP, MUFG

CLASS	AMT($MM)	WAL	MDY/F	Leg Fnl.	BMARK	LAUNCH	YLD	CPN	PRICE
A1	175.000	0.30	P-1/F1+	3/20/18	Yld	1.00%	1.000%	1.00	100.00000
A2	375.000	1.14	Aaa/AAA	7/22/19	EDSF	+16	1.655%	1.64	99.98954
A3	360.000	2.04	Aaa/AAA	5/20/20	ISwp	+27	1.994%	1.98	99.98851
A4	90.000	2.46	Aaa/AAA	6/22/20	ISwp	+37	2.190%	2.18	99.99983

NO GROW.

* BILL & DELIVER	:	BARC	BBG TICKER	:	BMWLT 2017-1
* REGISTRATION	:	SEC Registered	EXPECTED RATINGS	:	Moody's/Fitch
* EXPECTED SETTLE	:	3/22/17	FIRST PAY DATE	:	4/20/17
* ERISA ELIGIBLE	:	YES	PXG SPEED	:	100% PPC
* DENOMS	:	$1k x $1k	EXPECTED PRICING	:	PRICED
* INTEXNET	:	bcgbmwlt_2017-1_pre-price
* Password	:	9V4A

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THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC, FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING.  YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV.  ALTERNATIVELY, YOU MAY OBTAIN A COPY OF THE PROSPECTUS FROM BARCLAYS CAPITAL INC. BY CALLING 1-888-603-5847.